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                                                                   EXHIBIT 99.1

NEWS RELEASE                                For Further Information Contact:
News 15.03                                  Investor Relations: 281-504-4000
                                            Email: info@harkenenergy.com
                                                   www.harkenenergy.com

                              For Immediate Release

                     HARKEN ANNOUNCES FINANCIAL RESULTS FOR
                          QUARTER ENDED MARCH 31, 2003

     Houston, Texas (May 15, 2003) - Harken Energy Corporation ("Harken") (AMEX:
"HEC") announced today its financial results for the quarter ended March
31,2003.
                                                          Three Months Ended
                                                              March 31,
                                                   -----------------------------
                                                       2002              2003
                                                   -------------     -----------
Total Operating Revenues                           $   5,426,000    $  7,378,000
Oil and Gas Operating Expenses                         2,320,000       2,027,000
                                                   -------------    ------------
    Gross Profit                                       3,106,000       5,351,000

General and Administrative Expenses                    2,409,000       2,476,000
Depreciation and Amortization                          3,266,000       2,040,000
Interest Expense and Other, net                          972,000       2,668,000
Gain from Repurchase of European Notes                         -       4,531,000
Income Tax Expense                                        90,000         100,000
Minority Interest in Subsidiary                            9,000          31,000
Net Income (Loss) before Cumulative
    Effect of Change in Accounting Principle          (3,556,000)      2,661,000
Net Income (Loss)                                     (3,556,000)      1,848,000

Basic Income (Loss) per Common Share               $       (0.25)   $       0.02
Basic Weighted Average Shares Outstanding             18,233,676      36,764,473

     Harken's net income of $1,848,000 for the three months ended March 31, 2003 includes a gain of approximately $4.5 million from repurchases of convertible notes during the quarter. Because of higher product prices compared to the prior year for both natural gas and crude oil, Harken worldwide oil and gas revenues have increased 36% during the first quarter of 2003 compared to the prior year period, despite decreased production volumes both domestically and in Colombia.

     Included in net income for the quarter ended March 31, 2003, was a charge of $813,000 for the cumulative effect of the change in accounting principle in accordance with the recently issued FASB Statement No, 143, "Accounting for Asset Retirement Obligations."

     Interest expense and other increased for the quarter ended March 31, 2003 primarily due to three non-cash items. First, approximately $740,000 of issuance costs related to the Investor Term Loan were expensed. Second, approximately $356,000 associated with its natural gas collar contract liability were expensed. Finally, Harken expensed $488,000 on its investment in shares of New Opportunities Investment Trust PLC.

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     Based in Houston, Texas, Harken is an oil and gas exploration and production company whose corporate strategy calls for concentrating its resources on exploration, development and acquisition of domestic properties in the Gulf Coast regions of Texas and Louisiana.